EXHIBIT 99.1

       DRESSER-RAND REPORTS STRONG FOURTH QUARTER AND YEAR 2005 RESULTS

    - For the fourth quarter 2005:

         - EPS grew to $0.38 from $0.15 for the third quarter 2005

         - Operating income increased 42% from third quarter 2005 to $51 million

    - For the year 2005:

         - EPS was $0.56

         - Total operating income was $116 million

         - Bookings increased 29% to $1,446 million and our backlog increased 39% to $885 million

         - Total debt was reduced $225 million

    Except for revenues and bookings, 2005 results are not comparable to 2004 because of the application of purchase accounting to the acquisition of Dresser-Rand on October 29, 2004 by First Reserve Corporation.

    HOUSTON, April 5 /PRNewswire-FirstCall/ -- Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment, reported net income of $32.0 million, or $0.38 per diluted share, for the fourth quarter 2005. This compares to net income of $10.4 million, or $0.15 per diluted share for the third quarter 2005.

    Vincent R. Volpe, Jr., President and Chief Executive Officer of Dresser-Rand, said, "2005 was a year of significant accomplishments for Dresser-Rand. In addition to our strong operating results, we made significant progress during the year completing our initial public offering, acquiring certain assets of Tuthill Energy Systems ("TES") and paying down debt. We entered 2006 with a record backlog and we believe we're well-positioned to benefit from the continued strength in the markets we serve".

    Revenues for the fourth quarter 2005 of $362.0 million were 17% higher than the third quarter. Total operating income increased to $50.8 million for the fourth quarter 2005 compared to $35.8 million for the third quarter. Fourth quarter 2005 operating income improved from the prior quarter due to operating productivity, volume leverage and improved pricing. Our fourth quarter 2005 net income was reduced by a $1.9 million inventory write-off at our Brazilian subsidiary, which reduced our earnings by about $0.02 per share. Additionally, our fourth quarter 2005 provision for income taxes of $4.9 million was substantially lower than the U.S. Federal statutory rate of 35 percent. This occurred principally because our income exclusion available for export sales from the U.S. was significantly larger than previously estimated.

    Revenues for the year 2005 of $1,208.2 million compare to revenues for the year 2004 of $915.4 million, an increase of approximately 32%. Operating income for the year 2005 was $116.1 million. Bookings for the year were $1,446.2 million and the backlog at the end of December 2005 was $884.7 million, 39% higher than the year ago level.

    New Units

    Revenues in the new units segment of $177.6 million for the fourth quarter 2005 increased $15.0 million from the third quarter 2005 and $88.9 million from the same period in 2004. For the year 2005, revenues of $576.6 million increased $231.3 million or 67% compared to revenues for the year 2004. Continued strength in worldwide demand for rotating equipment was the principal reason for the increase in revenue.

    Segment operating income was $16.1 million for the fourth quarter 2005 compared to $8.3 million for the third quarter 2005 and $1.1 million for the fourth quarter 2004. Operating margins improved to approximately 9.1% from 5.1% for the third quarter 2005 and 1.2% for the fourth quarter 2004. This increase is attributable to ongoing improvements in operating productivity, volume leverage and pricing.

    Bookings for the three months ended December 31, 2005, were $213.6 million, 40% higher than the bookings for the same period in 2004. Bookings for the full-year 2005 of $771.9 million are 44% ahead of the same period a year ago. The backlog at December 31, 2005, was $688.1 million, or 41% above the $489.3 million backlog at December 31, 2004. This increase is due to continuing strong worldwide demand for rotating equipment and the acquisition of certain assets of TES.

    Aftermarket Parts and Services

    Revenues in the aftermarket segment of $184.4 million for the fourth quarter 2005 increased by $37.2 million compared to the third quarter 2005 and $15.2 million compared to the same period in 2004 primarily from higher parts and repair sales. For the year 2005, revenues of $631.6 million increased $61.5 million or 11% compared to revenues for the year 2004.

    Segment operating income was $48.2 million for the fourth quarter 2005 compared to $38.4 million for the third quarter 2005 and $42.8 million for the fourth quarter 2004. This increase is attributable to higher volume at sustained margin levels of approximately 26%.

    Bookings for the three months ended December 31, 2005 were $196.6 million, 32% above bookings for the same period in 2004. Bookings for the full-year 2005 of $674.3 million are 16% ahead of the same period a year ago. Backlog at December 31, 2005, was $196.6 million, or 33% above the $148.3 million backlog at December 31, 2004.

    Liquidity and Capital Resources

    As of December 31, 2005, we had a cash balance of $98 million and the ability to borrow $169 million under the $350 million revolving credit portion of the senior credit facility, as $181 million was used for outstanding letters of credit.

    In 2005, cash provided by operating activities was $212.4 million, up from $75.1 million for the combined periods in 2004. As a result of strong cash flows, we funded capital expenditures of $15.5 million, approximately 1.3% of revenues, and reduced our total debt by $225.2 million and funded the $54.6 million acquisition of TES. As of December 31, 2005, our total debt, net of cash and equivalents was $500.2 million. We anticipate that during 2006 our operations will again generate strong cash flows in excess of our capital spending needs.

    In the first quarter of 2006, the Company further reduced its debt by $50 million. As a result, annual interest expense will be reduced by approximately $2.8 million. The Company will also incur a non-cash charge in the first quarter 2006 relating to the write-off of unamortized debt issuance costs of approximately $1.1 million. The Company plans to further reduce debt this year.

    On March 24, 2006, the Company filed with the Securities and Exchange Commission Amendment No. 2 to the Registration Statement on Form S-4, and this Registration Statement became effective on March 27, 2006. Under this Registration Statement, the Company will exchange all of its outstanding 7-3/8% Senior Subordinated Notes (the "Notes") for an equal principal amount of exchange notes that are freely tradable. Once the exchange offer is complete, the Company will cease paying penalty interest of 0.75% on the Notes.

    Outlook

    Worldwide markets for oil and gas products continue to be strong. Demand for our products and services remain at historically high levels and many of our major clients have announced higher capital expenditure budgets for 2006. We believe our financial performance will improve this year.

    Conference Call

    The Company will discuss its fourth quarter and year 2005 results at its conference call on Thursday, April 6, 2006. A webcast presentation will be accessible live at 9:30 AM Eastern Time. You may access the live presentation at http://www.dresser-rand.com. Participants may also join the conference call by dialing (800) 289-0730 in the U.S. and (913) 981-5509 from outside the U.S. five to ten minutes prior to the scheduled start time.

    A replay of the webcast will be available from 12:00 PM Eastern Time on April 6, 2006 through 11:59 PM Eastern Time on April 21, 2006. You may access the webcast replay at http://www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 5959499.

    Dresser-Rand Group Inc. was formed October 29, 2004. The acquisition was accounted for under the purchase method of accounting. As a result, there are substantial differences in the accounting caused by the application of purchase accounting to the acquisition of D-RG by First Reserve Corporation. Accordingly, Predecessor and Successor Company results are not comparable because of purchase accounting adjustments, except for revenues and bookings. Accordingly, 2005 and 2004 fourth quarter operating income figures are not comparable. For more information, refer to Dresser-Rand's Form 10-K filed with the Securities and Exchange Commission on April 5, 2006.

    Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway, India, and Brazil, and maintains a network of 24 service and support centers covering 140 countries.

    This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in the forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading "Risk Factors" in the Company's periodic reports on Form 10-K and Form 10-Q, and Forms S-1 and S-4, filed with the Securities and Exchange Commission in March and April 2006.

    For information about Dresser-Rand, go to our website at http://www.dresser-rand.com.

Dresser-Rand Group Inc.
Consolidated Statement of Operations - Successor and Predecessor
($ and shares in thousands, except per share amounts)

                                               Successor              Predecessor
                                      ----------------------------    ------------
                                                         Period          Period
                                                          from           from
                                                       October 30      January 1
                                       Year Ended        through        through
                                      December 31,    December 31,     October 29,
                                          2005            2004             2004
                                      ------------    ------------    ------------
Total revenues                        $  1,208,203    $    199,907    $    715,495
Cost of goods sold                         920,964         149,564         538,042
Gross profit                               287,239          50,343         177,453
Selling and administrative expenses        164,055          21,499         122,700
Research and development expenses            7,058           2,840           5,670
Operating income                           116,126          26,004          49,083
Interest income (expense), net             (57,037)         (9,654)          3,156
Early redemption premium on debt            (3,688)             --              --
Other income (expense), net                 (2,847)         (1,846)          1,882
Income before income taxes                  52,554          14,504          54,121
Provision for income taxes                  15,459           7,275          11,970
Net income                            $     37,095    $      7,229    $     42,151

Net income per share:
    basic and diluted                 $       0.56    $       0.16
Shares used to compute EPS                  66,547          53,793

Segment Data:
Revenues
New units                             $    576,612    $     77,607    $    267,691
Aftermarket parts and services             631,591         122,300         447,804
Total revenues                        $  1,208,203    $    199,907    $    715,495

Gross profit
New units                             $     70,866    $      9,802    $     32,253
Aftermarket parts and services             216,373          40,541         145,200
Total gross profit                    $    287,239    $     50,343    $    177,453

Operating income
New units                             $     20,847    $      3,567    $       (464)
Aftermarket parts and services             141,374          30,571          85,039
Unallocated corporate expense              (46,095)         (8,134)        (35,492)
Total operating income                $    116,126    $     26,004    $     49,083

Bookings
New units                             $    771,894    $    121,107    $    415,763
Aftermarket parts and services             674,287          96,891         485,455
Total bookings                        $  1,446,181    $    217,998    $    901,218

Backlog - ending
New units                             $    688,095    $    489,284    $    439,734
Aftermarket parts and services             196,567         148,287         173,701
Total backlog                         $    884,662    $    637,571    $    613,435

Dresser-Rand Group Inc.
Consolidated Statement of Operations - Successor and Predecessor
($ and shares in thousands, except per share amounts)

                                        Successor             Predecessor
                                      ------------    ----------------------------
                                                        Period          Period
                                         Three           from            from
                                         months        October 30      October 1
                                         ended          through         through
                                      December 31,    December 31,    October 29,
                                          2005            2004            2004
                                      ------------    ------------    ------------
Total revenues                        $    361,966    $    199,907    $     58,001
Cost of goods sold                         263,119         149,564          38,834
Gross profit                                98,847          50,343          19,167
Selling and administrative expenses         45,724          21,499          12,207
Research and development expenses            2,313           2,840             975
Operating income                            50,810          26,004           5,985
Interest income (expense), net             (12,418)         (9,654)            850
Early redemption premium on debt                --              --              --
Other income (expense), net                 (1,289)         (1,846)          4,636
Income before income taxes                  37,103          14,504          11,471
Provision for income taxes                   4,899           7,275           7,052
Net income                            $     32,204    $      7,229    $      4,419

Net income per share:
   basic and diluted                  $       0.38    $       0.16
Shares used to compute EPS                  85,445          53,793

Segment Data:
Revenues
New units                             $    177,568    $     77,607    $     11,101
Aftermarket parts and services             184,398         122,300          46,900
Total revenues                        $    361,966    $    199,907    $     58,001

Gross profit
New units                             $     30,501    $      9,802    $        565
Aftermarket parts and services              68,348          40,541          18,602
Total gross profit                    $     98,847    $     50,343    $     19,167

Operating income
New units                             $     16,134    $      3,567    $     (2,472)
Aftermarket parts and services              48,177          30,571          12,182
Unallocated corporate expense              (13,501)         (8,134)         (3,725)
Total operating income                $     50,810    $     26,004    $      5,985

Bookings
New units                             $    213,564    $    121,107    $     31,261
Aftermarket parts and services             196,600          96,891          51,788
Total bookings                        $    410,164    $    217,998    $     83,049

Backlog - ending
New units                             $    688,095    $    489,284    $    439,734
Aftermarket parts and services             196,567         148,287         173,701
Total backlog                         $    884,662    $    637,571    $    613,435

Dresser-Rand Group Inc.
Consolidated Balance Sheet (Successor)

                                                December 31,    December 31,
(In thousands of dollars except for shares)         2005            2004
---------------------------------------------   ------------    ------------
              Assets
Current assets
  Cash and cash equivalents                     $     98,036    $    111,500
  Accounts receivable, less allowance
   for doubtful accounts of $8,649 and
    $14,569 at 2005 and 2004                         268,831         265,479
  Inventories, net                                   145,762         175,873
  Prepaid expenses                                    25,887          14,256
  Deferred income taxes, net                          10,899           7,445
          Total current assets                       549,415         574,553

Investments in and advances to
 partially owned equity companies                         --          12,448
Property, plant and equipment, net                   228,671         226,764
Goodwill                                             393,300         423,330
Intangible assets, net                               460,919         479,587
Other assets                                          25,566          34,392
          Total assets                          $  1,657,871    $  1,751,074

Liabilities and Stockholders'
 Equity/Partnership Interest
Current liabilities
  Accounts payable and accruals                 $    303,430    $    271,275
  Customer advance payments                           84,695          38,661
  Accrued income taxes payable                         4,988          12,977
  Loans payable                                           67           2,734
  Current maturities of long-term debt                    --           4,015
          Total current liabilities                  393,180         329,662

Deferred income taxes                                 22,586          27,287
Postemployment and other employee
 benefit liabilities                                 113,861         111,640
Long-term debt                                       598,137         816,664
Other noncurrent liabilities                          15,447          12,924
          Total liabilities                        1,143,211       1,298,177

Commitments and contingencies
  (Notes 12 and 13 through 20)

Stockolders' Equity
  Common stock, $0.01 par value,
   250,000,000 and 101,200,000 shares
    authorized, 85,476,283 and
     53,838,816 shares issued and
    outstanding, respectively                            855             542
  Additional paid-in capital                         493,163         436,642
  Retained earnings                                   44,324           7,229
  Accumulated other comprehensive
   income (loss)                                     (23,682)          8,484
          Total stockholders' equity                 514,660         452,897

          Total liabilities and
           stockholders' equity                 $  1,657,871    $  1,751,074


Dresser-Rand Group Inc.
Consolidated Statement of Operations - Successor and Predecessor
($ and shares in thousands, except per share amounts)

                                          Successor                       Predecessor
                                 ----------------------------    ----------------------------
                                                   Period           Period
                                                    from             from
                                     Year         October 30      January 1         Year
                                    Ended          through         through         Ended
                                 December 31,    December 31,     October 29,    December 31,
(In thousands of dollars)            2005            2004            2004            2003
------------------------------   ------------    ------------    ------------    ------------
Cash flows from operating
 activities

 Net income                      $     37,095    $      7,229    $     42,151    $     20,365
 Adjustments to arrive at
  net cash provided by
  operating activities:
  Depreciation and

   amortization                        61,435          16,269          22,715          29,109
  (Gain) loss on sale of
   property, plant and
   equipment                              (10)             --          (1,031)            (31)
  Amortization of debt
   financing costs                      9,545             738              --              --
  Employee stock
   compensation                         4,076              75              --              --
  Provision for losses on
   inventory                              920           1,780           6,953           5,581
  Write off of purchased in -
   process research and
   development assets                      --           1,800              --              --
  Minority interest, net of
   dividends                             (513)             51          (1,247)           (110)
  Equity in undistributed
   (earnings) losses                      325            (194)          1,013          (1,150)
  Deferred income taxes                (2,199)           (974)            633          (4,901)
  Working capital and other             1,989             377              --              --
    Accounts receivable                  (183)        (30,050)         54,213         (12,323)
    Inventories                        28,682             600         (37,818)        127,410
    Accounts payable                   20,310           4,664         (12,976)        (36,835)
    Customer advances                  49,904           8,461          11,048         (82,097)
    Other                               1,046           6,590         (27,925)          5,945
    Net cash provided by
     operating activities             212,422          17,416          57,729          50,963

Cash flows from investing
 activities
 Capital expenditures                 (15,534)         (1,791)         (7,701)         (7,590)
 Acquisitions                         (54,970)     (1,125,148)             --              --
 Proceeds from entity
  investment dispositons               10,000              --              --              --
 Proceeds from sales of
  property, plant and
  equipment                             1,021              --           1,757             560
 (Increase) decrease in
  marketable securities                    --              --           1,037             (59)
    Net cash provided by
    (used in) investing
    activities                        (59,483)     (1,126,939)         (4,907)         (7,089)

Cash flows from financing
 activities
 Proceeds from short-term
  borrowings                               --              --              --             462
 Payments of short-term
  borrowings                           (1,627)             --            (993)             --
 Proceeds from long-term
  debt                                     --         815,033              43              --
 Cash paid for debt issuance
  costs                                    --         (33,498)             --              --
 Proceeds from revolver                    --           5,000              --              --
 Payments of revolver                      --          (5,000)             --              --
 Payments of long-term
  debt                               (211,162)         (1,013)            (65)           (520)
 Issuance of common stock               1,419         437,109              --              --
 Change in due to (from)
  unconsolidated affiliates                --              --         (45,918)        (63,429)
 Proceeds from Initial
  Public Offering                     608,925              --              --              --
 Dividends paid                      (557,686)             --          (5,097)             --
    Net cash provided by
    (used in) financing
    activities                       (160,131)      1,217,631         (52,030)        (63,487)
Effect of exchange rate
 changes on cash and cash
 equivalents                           (6,272)          3,392           1,930           1,531
Net increase (decrease) in
 cash and cash equivalents            (13,464)        111,500           2,722         (18,082)
Cash and cash equivalents,
 beginning of the period              111,500              --          41,537          59,619

Cash and cash equivalents,
 end of period                   $     98,036    $    111,500    $     44,259    $     41,537

SOURCE  Dresser-Rand Group Inc.
    -0-                               04/05/2006
    /CONTACT: Blaise Derrico, Director Investor Relations, Dresser-Rand Group Inc., +1-716-375-3152/
    /Web site:  http://www.dresser-rand.com /
    (DRC)